Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Completes Subordinated Notes Offering

Moline, IL, February 12, 2019 — QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced that it has completed an underwritten public offering of $65.0 million in aggregate principal amount of its 5.375% Fixed-to-Floating Rate Subordinated Notes due February 15, 2029 (the “Notes”).  The Company intends to use the net proceeds from this offering for the repayment of the Company’s senior debt obligations and for general corporate purposes, including the pursuit of possible opportunistic acquisitions and other strategic opportunities that may arise in the future.

The Notes will bear interest at a fixed rate of 5.375% per year from and including February 12, 2019 to but excluding February 15, 2024, and from and including February 15, 2024 to but excluding February 15, 2029 (or earlier redemption date) the interest rate will reset quarterly to then current three-month LIBOR plus 282 basis points.

Keefe, Bruyette & Woods, A Stifel Company, acted as sole book-running manager for the offering.

The Notes were offered pursuant to an effective shelf registration statement and a prospectus supplement filed with the Securities and Exchange Commission.  Copies of the prospectus supplement and accompanying base prospectus relating to the offering can be obtained without charge by visiting www.sec.gov, or from Keefe, Bruyette & Woods, A Stifel Company, at 787 Seventh Avenue, Fourth Floor, New York, NY 10019 or by calling (800) 966-1559.

About Us

QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, Springfield and Rockford communities through its wholly owned subsidiary banks which provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Rockford Bank & Trust Company, based in Rockford, Illinois, commenced operations in 2005. In 2018, the Company acquired the Bates Companies, a wealth management firm. Quad City Bank & Trust Company also provides correspondent banking services. In addition, Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. In July 2018, the Company completed a merger with Springfield Bancshares, Inc., the holding company of Springfield First Community Bank of Springfield, Missouri. With this addition of Springfield First Community Bank, the Company has 27 locations in Illinois, Iowa, Wisconsin and Missouri. As of December 31, 2018, the Company had approximately $4.9 billion in assets, $3.7 billion in loans and $4.0 billion in deposits. For additional information, please visit our website at www.qcrh.com.

Disclaimer About this Release

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Notes are not deposits or savings accounts or other obligations of our bank or non-bank subsidiaries and will not be insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Contacts:

Todd A. Gipple

Executive Vice President

Chief Operating Officer

Chief Financial Officer

(309) 743-7745

tgipple@qcrh.com

Christopher J. Lindell

Executive Vice President

Corporate Communications

(319) 743-7006

clindell@qcrh.com